Exhibit 99.1

OSG

OSG America L.P.	Press Release

For Immediate Release

OSG AMERICA ANNOUNCES SPONSOR AND AKER

SIGN NONBINDING SETTLEMENT PROPOSAL

TAMPA, FL – August 31, 2009 – OSG America, L.P. (NYSE: OSP) today reported that Overseas Shipholding Group, Inc. (OSG or Sponsor; NYSE: OSG), which owns a 77.1% interest in OSG America L.P., has signed a nonbinding settlement proposal with American Shipping Company ASA (AMSC) that seeks to settle all outstanding commercial disagreements between the Sponsor and AMSC. The proposal is intended to resolve certain liquidity issues previously disclosed by Aker Philadelphia Shipyard ASA (AKPS), for AKPS to continue its 12-ship newbuild program. All 12 vessels have been chartered out to OSG or OSG America, seven of which have delivered and are trading in the Jones Act market.

The proposal also provides for the dismissal with prejudice of all the claims in the arbitration among the parties and contains a number of provisions materially altering the prior agreements among the parties. The proposal is nonbinding and there can be no assurance that definitive agreements will be entered into. In addition, the proposal is subject to certain conditions precedent, including the receipt of third party approvals from various lenders and governmental authorities, the execution and delivery of satisfactory definitive documentation and the completion of satisfactory due diligence.

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About OSG America L.P.

OSG America L.P. is the largest operator of U.S. Flag product carriers and ocean-going barges transporting refined petroleum products, based on barrel-carrying capacity. OSG America has an operating fleet of 23 Handysize product carriers and tug barges that trade primarily in the Jones Act market. OSG America’s limited partner units are listed on the New York Stock Exchange and trade under the symbol "OSP." More information is available at www.osgamerica.com.

Contact

For more information contact Jennifer L. Schlueter, Vice President Corporate Communications and Investor Relations, OSG Ship Management, Inc. at +1 212.578.1699.

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